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                                                                  Exhibit 11


                     UNION CARBIDE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                  (In millions of dollars except per share amounts)



                                                       Quarter Ended Sept. 30,
                                                          1997         1996
Earnings Per Share - Primary
  Net income                                             $  181       $  161
  Less:  Preferred stock dividend                             3            3
         Appreciation on redeemed preferred stock            12            -
  Net income for primary income calculation              $  166       $  158

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   123,957,271  129,104,998
      Dilutive effect of stock options                  4,195,877    4,331,086
                                                      128,153,148  133,436,084

  Earnings per share - primary                           $ 1.30       $ 1.19


Earnings Per Share - Fully Diluted
  Net income for primary income calculation              $  166       $  158
  Add back:  Preferred stock dividend                         3            3
  Net income for fully diluted income calculation        $  169       $  161

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   123,957,271  129,104,998
      Dilutive effect of stock options                  4,195,877    4,576,637
      Put options                                               -            -
      Shares issuable upon conversion of UCC
        convertible preferred stock                    15,473,657   16,100,050
                                                      143,626,805  149,781,685

  Earnings per share - fully diluted                     $ 1.18       $ 1.08


                                                      Nine Months Ended Sept. 30,
                                                           1997         1996
Earnings Per Share - Primary
  Net income                                             $  529       $  491
  Less:  Preferred stock dividend                             9            9
         Appreciation on redeemed preferred stock            24            -
  Net income for primary income calculation              $  496       $  482

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   125,008,093  132,320,586
      Dilutive effect of stock options                  4,188,264    4,554,764
                                                      129,196,357  136,875,350

  Earnings per share - primary                           $ 3.84       $ 3.52


Earnings Per Share - Fully Diluted
  Net income for primary income calculation              $  496       $  482
  Add back:  Preferred stock dividend                         9            9
  Net income for fully diluted income calculation        $  505       $  491

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   125,008,093  132,320,586
      Dilutive effect of stock options                  4,210,746    4,701,880
      Put options                                           3,060            -
      Shares issuable upon conversion of UCC
        convertible preferred stock                    15,638,615   16,144,822
                                                      144,860,514  153,167,288

  Earnings per share - fully diluted                     $ 3.49       $ 3.20

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